Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:
June 21, 2012

MARYLAND BOARD OF PUBLIC WORKS APPROVES
ROCKY GAP TRANSACTION

MINNEAPOLIS – June 21, 2012 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ:LACO) announced that the Maryland Board of Public Works (“Board”) approved the Maryland Economic Development Corporation’s sale of the Rocky Gap Lodge & Golf Resort in Cumberland Maryland (“Rocky Gap”) to Evitts Resort, LLC (“Evitts”), Lakes’ wholly owned subsidiary.  The Board also approved the lease between the Maryland Department of Natural Resources and Evitts for approximately 260 acres of real property on which Rocky Gap was built.  The closing of these two transactions, which is expected to occur within 60 days, is necessary for Evitts to construct the 50,000 square foot gaming facility at Rocky Gap.  Evitts was previously awarded a video lottery operation license for Rocky Gap by the State of Maryland Video Lottery Facility Location Commission.  Evitts intends to expand upon the existing four-diamond Rocky Gap Lodge & Golf Resort, which includes a 215-room hotel, convention center, spa, two restaurants and the only Jack Nicklaus golf course in Maryland, by initially constructing approximately 50,000 square feet of new space featuring a minimum of 850 video lottery terminals, an expansion of parking including the construction of a parking ramp, a new restaurant and a live-entertainment bar.

Lakes Entertainment’s Chairman and Chief Executive Officer, Lyle Berman stated, “We are very pleased that the Board of Public Works approved the asset purchase and the lease for the Rocky Gap project.   This removes the final regulatory hurdle for us to commence construction.  We look forward to closing on financing so we can start construction, which we anticipate will take approximately 10 to 12 months to complete.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC for their casino developments in Cincinnati and Cleveland, Ohio.  Lakes’ subsidiary Evitts Resort, LLC, has been awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland which is contingent on Evitts obtaining construction financing.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; adverse litigation results and the related costs; and reliance on Lakes' management. For more information, review the company's filings with the Securities and Exchange Commission.

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